Navidec Sets Record Date for "Spin-off"



     GREENWOOD VILLAGE, Colorado, August 9, 2004 - Navidec, Inc. (OTC Bulletin
Board: "NVDC") announced today, that pursuant to it's recent merger agreement with BPZ Energy, Inc.("BPZ Energy"), it has set August 30, 2004 as the record date for the "spin off" of it's wholly-owned subsidiary Navidec Financial Services, Inc. Navidec, Inc. ("Navidec") shareholders of record on this date will receive one share of Navidec Financial Services, Inc. common stock for each share of Navidec common stock that they own. The transaction will require filing of a 1934 Act Registration Statement with the Securities and Exchange Commission and therefore, may take some time to finalize. Also, in accordance with the merger agreement, all of the business assets and liabilities of Navidec are being shifted to Navidec Financial Services, Inc.

     Under the terms of the merger agreement, BPZ Energy will become a wholly owned subsidiary of Navidec in a tax free share exchange. Navidec will then change its name to BPZ Energy, Inc. BPZ Energy is an oil and gas exploration and production company headquartered in Houston, Texas. BPZ Energy has exclusive ownership interests in over 2.7 million acres in Northwest Peru besides other interests in Ecuador and elsewhere, covering both on shore and off shore concessions. BPZ Energy believes it has identified several structures in its Peruvian holdings that may contain reserves of one billion barrels of oil and several trillion cubic feet of natural gas.


     This Press Release contained forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and BPZ Energy's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.